CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment to Registration Statement No. 333-194100 of the Variable Annuity-1 Series Account of Great-West Life & Annuity Insurance Company of New York (the "Company") on Form N-4 of our report dated April 3, 2020 relating to the financial statements and financial highlights of each of the investment divisions of the Variable Annuity-1 Series Account of the Company and of our report dated April 13, 2020 relating to the statutory-basis financial statements of the Company, appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the references to us as experts under the heading "Independent Registered Public Accounting Firm" in the Prospectus and in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

April 17, 2020